Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-165592

Prospectus Supplement
(To Prospectus Dated March 22, 2010)

$300,000,000

Overseas Shipholding Group, Inc.

8 1/8% Senior Notes due 2018

We are offering $300,000,000 aggregate principal amount of senior notes due 2018 bearing interest at 8 1/8% per year. We will pay interest on the notes on September 30 and March 30 of each year, beginning September 30, 2010. The notes will mature on March 30, 2018.

At any time and from time to time, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes plus the “applicable premium” as described in “Description of Notes — Optional Redemption.” Prior to March 30, 2013, we may redeem up to 35% of the aggregate principal amount of the notes using the net cash proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest. We may be required to repurchase the notes in whole or in part upon a “change of control triggering event,” as described under the caption “Description of Notes—Covenants—Repurchase of Notes Upon a Change of Control Triggering Event.”

The notes will be our general unsecured senior obligations and will be effectively subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such debt and pari passu with all of our existing and future senior debt. In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries. For a more detailed description of the notes, see “Description of Notes,” beginning on page S-30.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company Before Expenses
Per Note	98.563%	1.75%	96.813%
Total	$295,689,000	$5,250,000	$290,439,000

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes offered by this prospectus supplement will not be listed on any securities exchange and there is no existing trading market for the notes.

The underwriters expect to deliver the notes on or about March 29, 2010 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	Morgan Stanley	HSBC

Co-Managers

Deutsche Bank Securities
DnB NOR Markets
Goldman, Sachs & Co.
ING

The date of this prospectus supplement is March 24, 2010.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE SEC. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

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ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means issuer, the terms “OSG,” the “we,” “us,” and “our” refer to Overseas Shipholding Group, Inc. and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus, and describes our senior debt securities offering. The second part is the accompanying prospectus, dated March 22, 2010, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the SEC. Neither we nor any of the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “How to Obtain More Information” and “Incorporated by Reference” in this prospectus supplement.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus supplement. The reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus supplement. This prospectus supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or website. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement, which means that we may disclose important information to you by referring you to other documents that we have filed or will file with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until this offering has been completed. We are not, however, incorporating by reference any documents or portions thereof whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

•	Definitive Proxy Statement on Schedule 14A, as filed on April 30, 2009.
•	Annual Report on Form 10-K for the year ended December 31, 2009, as filed on March 1, 2010.
•	Current Reports on Form 8-K dated and filed on the following dates:

Dated	Filed
March 24, 2010	March 25, 2010
March 19, 2010	March 19, 2010
March 9, 2010	March 10, 2010
March 5, 2010	March 8, 2010
March 4, 2010	March 8, 2010
March 4, 2010	March 4, 2010
March 2, 2010	March 8, 2010
February 1, 2010	February 3, 2010
January 22, 2010	January 22, 2010
January 6, 2010	January 8, 2010

You may request a copy of these filings at no cost, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus supplement, by calling our Investor Relations department at (212) 578-1699 or by writing to 666 Third Avenue, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact should be considered to be forward-looking statements.

This prospectus supplement contains forward-looking statements regarding the outlook for tanker and articulated tug/barge markets, and our prospects, including prospects for certain strategic alliances and investments. There are a number of factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements, including:

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;
•	the outcome of our negotiations with Maersk Oil Qatar AS;
•	resolution of possible claims against us by Bender Shipbuilding and Repair Co., Inc.;
•	prospects for the growth of the Gas segment;
•	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;
•	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;
•	changes in the global economy and various regional economies;
•	risks incident to vessel operation, including accidents and discharge of pollutants;
•	unanticipated changes in laws and regulations; increases in costs of operation;
•	drydocking schedules differing from those previously anticipated;
•	our ability to attract and retain experienced, qualified and skilled crewmembers;
•	changes in credit risk of counterparties, including shipyards, suppliers and financial lenders;
•	delays (including failure to deliver) or cost overruns in the building of new vessels or the conversion of existing vessels for other uses; the cost and availability of insurance coverage;
•	the availability of suitable vessels for acquisition or chartering-in on terms we deem favorable;
•	changes in the pooling arrangements in which we participate, including withdrawal of participants or termination of such arrangements;
•	estimates of future costs and other liabilities for certain environmental matters and compliance plans; and
•	projections of the costs needed to develop and implement our strategy of being a market leader in the segments in which we compete.

We assume no obligation to update or revise any forward-looking statements. Forward-looking statements in this prospectus supplement and written and oral forward-looking statements attributable to us or our representatives after the date of this prospectus supplement are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by us with the Securities and Exchange Commission. Please read the “Risk Factors” beginning on page S-9 of this prospectus supplement for a list of important factors that could cause our actual results of operations or financial condition to differ from the expectations reflected in these forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the information contained, or incorporated by reference, in this prospectus supplement. It is not complete and may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus supplement, including the risk factors beginning on page S-9 and the financial statements incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless the context requires otherwise, references to “we,” “us,” “our,” and “OSG” shall mean Overseas Shipholding Group, Inc. and its consolidated subsidiaries. Any capitalized terms used and not defined in this prospectus supplement have the meaning assigned to them in the accompanying prospectus or our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference herein.

Overseas Shipholding Group, Inc.

We are one of the world’s leading bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. At December 31, 2009, we owned or operated a modern fleet of 106 vessels (aggregating 10.9 million deadweight tons and 864,800 cubic meters) of which 84 vessels operated in the international market and 22 operated in the U.S. Flag market. Our newbuilding program of owned and chartered-in vessels totaled 23 International and U.S. Flag vessels, bringing our total owned, operated and newbuild fleet to 129 vessels.

Our vessel operations are organized into strategic business units and focused on market segments: crude oil, refined petroleum products, U.S. Flag and gas. The International Flag Crude Tanker unit manages International Flag ULCC, VLCC, Suezmax, Aframax, Panamax and Lightering tankers; the International Flag Product Carrier unit principally manages LR1 and MR product carriers and the U.S. Flag unit manages most U.S. Flag vessels. Through joint venture partnerships, we operate four LNG carriers and, beginning in 2010, two Floating Storage and Offloading (“FSO”) service vessels. Dedicated chartering and commercial personnel manage specific fleets while our technical ship management operations and corporate departments support our global operations.

We generally charter our vessels to customers either for specific voyages at spot rates or for specific periods of time at fixed daily amounts. Spot market rates are highly volatile, while time and bareboat charter rates are fixed for specific periods of time and provide a more predictable stream of Time Charter Equivalent Revenues.

Business Strategy

We are committed to providing safe, reliable transportation services to our customers while ensuring the safety of our crews, vessels and the environment. We are also committed to creating long-term shareholder value by executing on a growth strategy designed to maximize returns in all economic cycles. We believe we can successfully deliver benefits to both customers and shareholders by creating a rewarding and challenging work environment for all employees.

Our growth strategy is focused on four elements:

Sector Leadership

We seek to maintain or achieve market leading positions in each of the primary markets in which we operate: crude oil, products and U.S. Flag. We have expanded our fleet through organic growth and acquisitions of companies that have expanded our market presence, the scale of our fleet and service offerings.

Fleet Optimization

We believe that we can improve returns in any shipping cycle by taking a portfolio approach to managing our business. This approach includes operating a diverse set of vessels that trade in different markets; participating in commercial pools that maximize vessel utilization; managing a fleet of owned and chartered-in tonnage that provides for flexibility and optionality; and trading our fleet in both the spot and time charter markets to enhance returns.

Superior Technical Ship Management

We are committed to operational excellence across our fleet. Our high-quality, modern fleet is operated by experienced crews supported by skilled shore side personnel. One hundred percent of our owned international flag fleet is double hull. Our Safety Management System is designed to ensure that operational practices and procedures are standardized fleet wide and those seafarers and vessel operations meet or exceed all applicable safety, regulatory and environmental standards established by International and U.S. maritime laws.

Financial Flexibility

We believe our strong balance sheet, comparatively high credit rating and level of unencumbered assets provide significant financial flexibility. We have been able to access the unsecured bank markets, the public debt markets and the public equity markets, allowing us to borrow substantial amounts on an unsecured basis. This financial flexibility permits us to pursue attractive business opportunities.

Fleet Highlights

As of December 31, 2009, our owned, operated and newbuild fleet aggregated 129 vessels. Of this total, 101 vessels are International Flag and 28 vessels are U.S. Flag. The Marshall Islands is the principal flag of registry of our International Flag vessels. At a time when customers are demonstrating an increasingly clear preference for modern tonnage based on concerns about the environmental risks associated with older vessels, 100% of our owned International Flag fleet is double hull.

Recent Developments

Equity Offering

On March 9, 2010, we closed the sale of 3,500,000 shares of our common stock at a per share cash price of $45.33 for a total purchase price of $158,655,000. We received approximately $158,130,000 of net proceeds, which we will use for general corporate purposes, including, without limitation, capital expenditures and working capital and may use a portion of those proceeds to pay down certain of our existing debt, including our revolving credit facilities.

Legal Proceedings

In connection with the Bender Shipbuilding & Repair Co., Inc. (“Bender”) voluntary Chapter 11 reorganization proceedings, on March 12, 2010, we received a letter from the Official Committee of Unsecured Creditors (the “Committee”) raising questions about Bender’s pre-petition transfer of assets, specifically transfers of vessels to OSG in connection with the termination of contracts of OSG with Bender, challenging the validity of the termination transaction and threatening to seek standing to bring various claims against OSG, including preference and fraudulent conveyance claims, which the Committee asserted may have a potential value in excess of $130 million. We believe that these claims and assertions are meritless. We have advised the Committee in writing that we dispute the assertions and claims and reserve all of our rights. To date, the Committee has not filed any motion seeking standing to prosecute claims against us. We believe that we have strong and meritorious defenses against such claims and intend to vigorously defend any actions brought by the Committee or any other party; however there can be no assurance that an adverse ruling will not be rendered.

Corporate Information

We were incorporated in the State of Delaware in 1969. Our principal executive offices are located at 666 Third Avenue, New York, New York 10017. Our telephone number is (212) 953-4100 and our website address is www.osg.com. The contents of our website are not part of this prospectus supplement or accompanying prospectus. The information on or accessible through our website is not incorporated by reference into this filing.

THE OFFERING

Issuer
Overseas Shipholding Group, Inc.
Notes Offered
$300,000,000 aggregate principal amount of 8 1/8% Senior Notes due 2018.
Interest Rate
We will pay interest on the notes at an annual interest rate of 8 1/8% per year.
Interest Payment Dates
We will make interest payments on the notes semi-annually in arrears on September 30 and March 30 of each year, beginning September 30, 2010. Interest will accrue from the issue date of the notes.
Guarantees
The notes will not be guaranteed by any of our subsidiaries.
Ranking
The notes will be our unsecured, senior obligations and rank senior in right of payment to any of our future subordinated indebtedness and equally in right of payment to all of our existing and future unsecured senior indebtedness.
The notes will be structurally subordinated to the indebtedness and other liabilities and commitments (including trade payables and lease obligations) of all of our subsidiaries. See “Description of Notes.”
In addition, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of December 31, 2009, Overseas Shipholding Group, Inc. had approximately $0.7 billion of secured debt.
As of December 31, 2009 and after giving effect to this offering and the transactions described in the section of this prospectus titled “Use of Proceeds,” we would have had approximately $1.8 billion of debt on a consolidated basis, of which approximately $0.7 billion was debt of our subsidiaries. As of December 31, 2009, our subsidiaries had $2.6 billion of outstanding debt and charter-in obligations. Please see the section entitled “Description of Other Indebtedness,” for a description of certain of our indebtedness and the indebtedness of our subsidiaries.
Optional Redemption
We may redeem some or all of the notes at any time and from time to time at the make-whole redemption price set forth in “Description of Notes.”
In addition, prior to March 30, 2013, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.125% of the aggregate principal amount, plus accrued and unpaid interest to the date of redemption, so long as at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption. See “Description of Notes—Optional Redemption—Redemption with Proceeds from Certain Equity Offerings.”
Change of Control
Upon a “Change of Control Triggering Event,” which requires both a “Change of Control” and a “Rating Decline” (each as defined in “Description of Notes—Certain Definitions”), we will be obligated to make an offer to purchase all outstanding notes at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Please read “Description of Notes—Covenants—Repurchase of Notes Upon a Change of Control Triggering Event.”
Certain Covenants
The indenture governing the notes will contain covenants limiting our ability to: (1) create liens; or (2) merge, or consolidate or transfer, sell or lease all or substantially all of our assets. These covenants are subject to a number of important limitations and exceptions which are described under the heading “Description of Notes—Covenants.”
Use of Proceeds
We intend to use the net proceeds from the issuance of the notes in this offering to repay a portion of the borrowings outstanding under one of our revolving credit facilities. See “Use of Proceeds.”
Conflicts of interest
We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to affiliates of certain of the underwriters who are lenders under our revolving credit facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of NASD Conduct Rule 2720 of the Financial Industry Regulatory Authority, Inc. This rule provides that if at least 5% of the net proceeds from the sale of debt securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or credit facility extended by the underwriters or their affiliates, a “qualified independent underwriter” meeting certain standards must participate in the preparation of the offering documents and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in this offering. Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and DnB NOR Markets, Inc. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.
Risk Factors
You should carefully consider the information set forth under “Risk Factors” on page S-9 of this prospectus supplement before deciding to invest in the notes.
No Public Market
The notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and any such market may be discontinued by the underwriters in their discretion at any time without notice. See “Underwriting.”

For additional information regarding the notes, see “Description of Notes.”

You should refer to “Risk Factors” for an explanation of certain risks related to investing in the notes.

RISK FACTORS

Before investing in our securities, you should carefully consider the following risks and the risk factors described in “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 and subsequent filings containing updated disclosures of such factors, together with other information contained in this prospectus supplement and any related free writing prospectus and the other information that we have incorporated by reference herein. If any of these risk factors were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to the Notes

We have a substantial amount of indebtedness and charter in commitments which could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes

We currently have, and following this offering will continue to have substantial debt and debt service requirements. At December 31, 2009, our consolidated total debt was approximately $1.8 billion, our unused borrowing capacity under revolving credit facilities was approximately $1.01 billion and our charter in commitments was $2.0 billion. As of December 31, 2009, after giving effect to the issuance of the notes offered hereby and the transactions described in the section “Use of Proceeds,” we would have had total debt of approximately $1.8 billion. We may also incur significant additional indebtedness in the future. The amount of our debt could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to fund future capital expenditures, working capital and other general corporate requirements;
•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt;
•	limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry;
•	place us at a competitive disadvantage compared with competitors that have less debt or charter-in commitments including by causing us to have a lower credit rating; and
•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes

Our ability to service our debt, including the notes, will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. In addition, we rely on distributions and other intercompany cash flows from our subsidiaries to repay our obligations.

If we are unable to generate sufficient cash flow to service our debt service requirements, we may be forced to take actions such as:

•	restructuring or refinancing our debt, including the notes;
•	seeking additional debt or equity capital;
•	seeking bankruptcy protection;
•	reducing distributions;
•	reducing or delaying our business activities, acquisitions, investments or capital expenditures; or
•	selling assets.

Such measures might not be successful and might not enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Financing agreements containing operating and financial restrictions may limit our operating and financial flexibility

Operating and financial restrictions and covenants in our revolving credit facilities, term loans and in any of our future financing agreements could adversely affect our ability to finance future operations or capital needs or to pursue and expand our business activities. For example, these financing arrangements may place restrictions on our ability to:

•	pay dividends;
•	incur or guarantee indebtedness;
•	change our ownership or structure, including through mergers, consolidations, liquidations and dissolutions;
•	grant liens on our assets;
•	sell, transfer, assign or convey our assets;
•	make certain investments;
•	enter into sale and leaseback transactions; and
•	enter into a new line of business.

See “Description of Other Indebtedness.”

In addition, the indenture relating to the notes restricts our ability to:

•	grant liens on our assets;
•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets; and
•	consolidate with, or merge with or into any person.

Certain of our debt agreements contain loan-to-value clauses, which could require us to post additional collateral or prepay a portion of the outstanding borrowings should the value of the vessels securing borrowings under each of such agreements decrease below their current valuations. The financing agreements impose operating restrictions and establish minimum financial covenants. Failure to comply with any of the covenants in the financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under those circumstances, we might not have sufficient funds or other resources to satisfy our obligations.

Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, we may fail to comply with these covenants. If we breach any of the restrictions, covenants, ratios or tests in the financing agreements or the indenture relating to the notes, our debt obligations may become immediately due and payable, and the lenders’ commitment under our credit facilities, if any, to make further loans may terminate. A default under financing agreements could also result in foreclosure on any of our vessels and other assets securing related loans.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not prevent us or our subsidiaries from incurring indebtedness. The terms of certain of our revolving credit facilities limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes offered hereby will be unsecured and effectively subordinated to our existing and future secured indebtedness

The notes offered hereby will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness, including indebtedness under our secured credit facilities. The notes are not secured by any of our assets. Any claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Additionally, the indenture governing the notes will permit us to incur additional secured indebtedness in the future. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that is effectively senior to the notes will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of December 31, 2009, after giving effect to the issuance of the notes offered hereby and the contemplated use of proceeds, the notes would have been effectively subordinated to $673 million of debt. You should carefully review the information set forth under the caption “Description of Other Indebtedness.”

A substantial portion of our operations are conducted through our direct and indirect subsidiaries, and the claims of creditors of our subsidiaries are structurally senior to claims of holders of the notes

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. As a result, our ability to service our debt, including our obligations under the notes, and other obligations is dependent on the earnings of our subsidiaries and the distribution of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations. The notes will be structurally junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of December 31, 2009, our subsidiaries had $2.6 billion of outstanding debt and charter-in obligations. In addition, the indenture under which the notes will be issued will permit us and our subsidiaries to incur additional debt without any limitation.

Your ability to transfer the notes offered hereby will be limited by the absence of an active trading market

The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at anytime without notice. Therefore, an active market for the notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;
•	our operating performance and financial condition;
•	the market for similar securities;
•	the interest of securities dealers in making a market in the notes; and
•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Upon a change of control triggering event, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes

Upon the occurrence of a change of control triggering event, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture and a cross-default under our credit facility, each of which could have material adverse consequences for us and the holders of the notes. In addition, the credit facility provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of the Notes — Covenants — Repurchase of Notes Upon a Change of Control Triggering Event.”

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict

Many of our subsidiaries are incorporated under the laws of jurisdictions besides the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving any of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Risks Related to Our Industry

The highly cyclical nature of the industry may lead to volatile changes in charter rates and vessel values, which may adversely affect our earnings

Factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable and may adversely affect the values of our vessels and result in significant fluctuations in the amount of charter hire we may earn, which could result in significant fluctuations in our quarterly results. The factors that influence the demand for tanker capacity include:

•	demand for oil and oil products, which affect the need for vessel capacity;
•	global and regional economic and political conditions which among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;
•	changes in the production of crude oil, particularly by OPEC and other key producers, which impact the need for vessel capacity;
•	developments in international trade;
•	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;
•	environmental concerns and regulations;
•	new pipeline construction and expansions;
•	weather; and

•	competition from alternative sources of energy.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;
•	the scrapping rate of older vessels;
•	the number of vessels that are used for storage or as floating storage offloading service vessels;
•	the conversion of vessels from transporting oil and oil products to carrying dry bulk cargo and the reverse conversion;
•	the number of vessels that are out of service; and
•	environmental and maritime regulations.

An increase in the supply of vessels without an increase in demand for such vessels could cause charter rates to decline, which could have a material adverse effect on our revenues and profitability

Historically, the marine transportation industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on changes in the supply and demand of vessels. The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels. The newbuilding order book equaled 31% of the existing world tanker fleet as of December 31, 2009 and no assurance can be given that the order book will not increase further in proportion to the existing fleet. If the number of new ships delivered exceeds the number of vessels being scrapped, capacity will increase. In addition, if dry bulk vessels are converted to oil tankers, the supply of oil tankers will increase. If supply increases and demand does not, the charter rates for our vessels could decline significantly. A decline in charter rates could have a material adverse effect on our revenues and profitability.

Charter rates may decline from their current level, which could have a material adverse effect on our revenues and profitability

Because many of the factors that influence the supply of, and demand for, tanker capacity are unpredictable and beyond our control, the nature, timing and degree of changes in charter rates are unpredictable. The global economic recession that started in 2008 and its accompanying adverse impact on demand has resulted in a decline in charter rates. The lower charter rates have adversely affected our revenues and profitability and any additional declines in charter rates could have a material adverse effect on our revenues and profitability.

Our revenues are subject to seasonal variations

We operate our tankers in markets that have historically exhibited seasonal variations in demand for tanker capacity, and therefore, charter rates. Charter rates for tankers are typically higher in the fall and winter months as a result of increased oil consumption in the Northern Hemisphere. Because a majority of our vessels trade in the spot market, seasonality has affected our operating results on a quarter-to-quarter basis and could continue to do so in the future.

The global economic recession and constraints on capital availability that commenced in 2008 adversely affects the tanker industry and our business

The current global economic recession and constraints on capital have adversely affected the financial condition of entities throughout the world, including certain of our customers, joint venture partners, financial lenders and suppliers, including shipyards from whom we have contracted to purchase vessels. Those entities that suffer a material adverse impact on their financial condition may be unable or unwilling to comply with their contractual commitments to us which, in turn, could have an adverse impact on us. The failure of entities to comply with contractual commitments could include the refusal or inability of customers to pay charter hire to us, shipyards’ failure to construct and deliver to us newbuilds, or joint ventures’ or financial lenders’ inability or unwillingness to honor their commitments, such as to contribute funds to a joint venture with us or to lend funds to us. While we seek to monitor the financial condition of such entities, the availability and accuracy of information about the financial condition of such entities may be limited and the actions that we may take to reduce possible losses resulting from the failure of such entities to comply with their contractual obligations may be restricted.

Terrorist attacks, piracy and international hostilities can affect the tanker industry, which could adversely affect our business

Additional terrorist attacks like those in New York on September 11, 2001 and in London on July 7, 2005, piracy attacks against merchant ships, including oil tankers, particularly in the Gulf of Aden and off the East Coast of Africa, especially Somalia, the outbreak of war, or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect our ability to re-charter our vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters. We conduct our operations internationally, and our business, financial condition and results of operations may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war, international hostilities or piracy.

The market value of vessels fluctuates significantly, which could adversely affect our liquidity, result in breaches of our financing agreements or otherwise adversely affect our financial condition

The market value of vessels has fluctuated over time. The fluctuation in market value of vessels over time is based upon various factors, including:

•	age of the vessel;
•	general economic and market conditions affecting the tanker industry, including the availability of vessel financing;
•	number of vessels in the world fleet;
•	types and sizes of vessels available;
•	changes in trading patterns affecting demand for particular sizes and types of vessels;
•	cost of newbuildings;
•	prevailing level of charter rates;
•	competition from other shipping companies;
•	other modes of transportation; and
•	technological advances in vessel design and propulsion.

Declining values of our vessels could adversely affect our liquidity by limiting our ability to raise cash by refinancing vessels. Declining vessel values could also result in a breach of loan covenants or trigger events of default under relevant financing agreements that require us to maintain certain loan-to-value ratios. In such instances, if we are unable or unwilling to pledge additional collateral to offset the decline in vessel values, our lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans.

Shipping is a business with inherent risks, and our insurance may not be adequate to cover our losses

Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•	marine disasters;
•	bad weather;
•	mechanical failures;
•	human error;
•	war, terrorism and piracy; and

•	other unforeseen circumstances or events.

In addition, transporting crude oil creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes, port closings and boycotts. Any of these events may result in loss of revenues and increased costs.

We carry insurance to protect against most of the accident-related risks involved in the conduct of our business. We currently maintain one billion dollars in coverage for each of our vessels for liability for spillage or leakage of oil or pollution. We also carry insurance covering lost revenue resulting from vessel off-hire due to vessel damage. Nonetheless, risks may arise against which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and we cannot guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the P & I Associations through which we obtain insurance coverage for tort liability. Our payment of these calls could result in significant expenses which would reduce our profits or cause losses.

Because we conduct our business on a worldwide basis, we face a number of significant risks that could result in losses or higher costs

Our vessels operate all over the world, exposing us to many risks, including:

•	changing economic, political and social conditions in the countries where we do business or where our vessels are registered or flagged;
•	the imposition of increased environmental and safety regulations by international organizations, Classification Societies, flag states and port states;
•	the imposition of taxes by flag states, port states and jurisdictions in which we or our subsidiaries are incorporated or where our vessels operate;
•	currency fluctuations;
•	pandemics or epidemics which may result in a disruption of worldwide trade including quarantines of certain areas;
•	terrorism, piracy and war, including the possible outbreak of hostilities that could reduce or otherwise affect the movement of oil from the Middle East; and
•	expropriation of our vessels.

As a result of these risks, we may incur losses or higher costs, including those incurred as a result of the impairment of our assets or a curtailment of our operations.

Compliance with environmental laws or regulations, including those relating to the emission of greenhouse gases, may adversely affect our business

Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration. Many of these requirements are designed to reduce the risk of oil spills and other pollution and to decrease emission of greenhouse gases, and our compliance with these requirements can be costly.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our current or historic operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

We could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws. We are subject to the oversight of several government agencies, including the U.S. Coast Guard, the Environmental Protection Agency and the Maritime Administration of the U.S. Department of Transportation. OPA 90 affects all vessel owners shipping oil or hazardous material to, from or within the United States. OPA 90 allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters. OPA 90 expressly permits individual states within the United States to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries. Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability.

OPA 90 provides for the scheduled phase out of all non double hull vessels that carry oil in bulk in U.S. waters. IMO and the European Union also have adopted separate phase out schedules applicable to single hull vessels operating in international and EU waters. These regulations will reduce the demand for single hull vessels, force the remaining single hull vessels into less desirable trading routes, increase the number of ships trading in routes open to single hull vessels and could increase demands for further restrictions in the remaining jurisdictions that permit the operation of these vessels. As a result, single hull vessels are likely to be chartered less frequently and at lower rates.

In addition, in complying with OPA, IMO regulations, EU directives and other existing laws and regulations and those that may be adopted, shipowners may incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become more strict in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. As a result of accidents such as the November 2002 oil spill from the Prestige, a 26-year-old single hull tanker unrelated to us, we believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. In recent years, the IMO and EU have both accelerated their existing non double hull phase out schedules in response to highly publicized oil spills and other shipping incidents involving companies unrelated to us. Future accidents can be expected in the industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results. Furthermore, we anticipate that the IMO, EU, U.S. or other countries where we operate might enact climate control legislation or other regulatory initiatives that could restrict emissions of greenhouse gases. Such actions could result in significant financial and operational impacts on our business.

The market value of our vessels, which in 2008 reached historically high levels, may be depressed at a time and in the event that we sell a vessel

Vessel values have generally experienced high volatility and values in recent years have been at or near historically high levels. The fair market value of our vessels can be expected to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. The global economic recession that commenced in 2008 has resulted in a decrease in vessel values. In addition, although we have a modern fleet, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels at the time of any vessel sale. If for any reason, we sell a vessel at a time when prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss on the sale and a reduction in earnings and surplus.

Risks Related to Our Business

Our business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if these provisions were repealed and if changes in international trade agreements were to occur.

We are subject to the Jones Act and other federal laws that restrict maritime transportation between points in the U.S. (known as marine cabotage services or coastwise trade) to vessels built and registered in the U.S. and owned and manned by U.S. citizens. We are responsible for monitoring the foreign ownership of our common stock and other interests to insure compliance with the Jones Act. If we do not comply with these restrictions, we would be prohibited from operating our vessels in U.S. coastwise trade, and under certain circumstances would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of the vessels.

In order to ensure compliance with Jones Act citizenship requirements, and in accordance with our certificate of incorporation and by-laws, our Board of Directors adopted a requirement in July 1976 that at least 77% (the “Minimum Percentage”) of our common stock must be held by U.S. citizens. On April 16, 2008, we announced that U.S. ownership of our common stock at the close of business on April 15, 2008 had declined to the minimum percentage of 77%. While the percentage of U.S. citizenship ownership of our outstanding common stock fluctuates daily, the highest it has been since April 15, 2008 has been approximately 3% above the Minimum Percentage. Any purported transfer of common stock in violation of these ownership provisions will be ineffective to transfer the shares of common stock or any voting, dividend or other rights associated with them. The existence and enforcement of this U.S. citizen ownership requirement could have an adverse impact on the liquidity or market value of our common stock in the event that U.S. citizens were unable to transfer shares of our common stock to non-U.S. citizens. Furthermore, under certain circumstances this ownership requirement could discourage, delay or prevent a change in control of us.

Additionally, the Jones Act restrictions on the provision of maritime cabotage services are subject to exceptions under certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise repealed or altered, the transportation of maritime cargo between U.S. ports could be opened to international-flag or international- manufactured vessels. On two occasions during 2005, the U.S. Secretary of Homeland Security, at the direction of the President of the U.S., issued limited waivers of the Jones Act for the transportation of petroleum and petroleum products as a result of the extraordinary circumstances created by Hurricane Katrina and Hurricane Rita on Gulf Coast refineries and petroleum product pipelines. During the past several years, interest groups have lobbied Congress to repeal the Jones Act to facilitate international flag competition for trades and cargoes currently reserved for U.S. Flag vessels under the Jones Act and cargo preference laws. We believe that continued efforts will be made to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S. Flag vessels. Because international vessels may have lower construction costs, wage rates and operating costs, this could significantly increase competition in the coastwise trade, which could have a material adverse effect on our business, results of operations and financial condition.

Our financial condition would be materially adversely affected if the shipping income of our foreign subsidiaries becomes subject to current taxation in the U.S.

As a result of changes made by the 2004 Act, we do not report in taxable income on a current basis the undistributed shipping income earned by our international flag vessels, which in recent years represented substantially all of our pre-tax income. These changes in the 2004 Act were made to make U.S. controlled shipping companies competitive with foreign-controlled shipping companies, which are generally incorporated in jurisdictions in which they either do not pay income taxes or pay minimal income taxes.

In his State of the Union address on January 27, 2010, President Obama stated that “it’s time to finally slash the tax breaks for companies that ship our jobs overseas and give those tax breaks for companies that create jobs in the United States of America.” An increasing number of Congressmen and Senators have announced support for ending such tax breaks. While we believe that the changes made in the 2004 Act with respect to foreign shipping income do not “ship jobs overseas,” and, in fact, have enabled us to expand our U.S. Flag fleet and create jobs in the U.S., Congress may decide to repeal the changes made in the 2004 Act with respect to taxation of foreign shipping income. Such repeal, either directly or indirectly by limiting or reducing benefits received under the 2004 Act, would have a materially adverse affect on our business and financial results.

When our credit facilities mature, we may not be able to refinance or replace them

The global economic downturn that started in 2008 has adversely affected the availability and terms of debt and equity capital. When our indebtedness matures, we may need to refinance it and may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

We are highly dependent upon volatile spot market charter rates

We depend on spot charters for a significant portion of our revenues, In 2009, 2008 and 2007, we derived approximately 49%, 65% and 60%, respectively, of our TCE revenues in the spot market. Although chartering a significant portion of our vessels on the spot market affords us greater opportunity to increase income from operations when rates rise, dependence on the spot market could result in earnings volatility. A significant decrease in our spot market TCE revenues could adversely affect our profit or result in cash losses.

We may not be able to renew time charters when they expire or enter into new time charters for newbuilds

There can be no assurance that any of our existing time charters will be renewed or that we will be successful in entering into new time charters on certain of the newbuilds that will be delivered to us or if renewed or entered into, that they will be at favorable rates. If, upon expiration of the existing time charters or delivery of newbuilds, we are unable to obtain time charters or voyage charters at desirable rates, our profitability may be adversely affected.

Delays or cost overruns in building new vessels (including the failure to deliver new vessels), in the scheduled shipyard maintenance of our vessels, or in rebuilding or conversion of our vessels could adversely affect our results of operations

Building new vessels, scheduled shipyard maintenance or rebuilding or conversion of vessels are subject to risks of delay (including the failure to deliver new vessels) or cost overruns caused by one or more of the following:

•	financial difficulties of the shipyard building or repairing a vessel, including bankruptcy;
•	unforeseen quality or engineering problems;
•	work stoppages;
•	weather interference;
•	unanticipated cost increases;
•	delays in receipt of necessary materials or equipment;
•	changes to design specifications; and
•	inability to obtain the requisite permits, approvals or certifications from the U.S. Coast Guard or international foreign flag state authorities and the applicable classification society upon completion of work.

Significant delays, cost overruns and failure to deliver new vessels could materially increase our expected contract commitments, which would have an adverse effect on our revenues, borrowing capacity and results of operations. Furthermore, delays would result in vessels being out-of-service for extended periods of time, and therefore not earning revenue, which could have a material adverse effect on our financial condition and results of operations. Our remedies for losses resulting from shipyards’ failure to comply with their contractual commitments may be limited by the relevant contracts, including by liquidated damages provisions, such as those that limit the amount of monetary damages that may be claimed or that limit our right to cancellation of the building contract. While purchase price payments for newbuild vessels made prior to vessel delivery to international shipyards historically have been supported by guarantees from financial institutions, such as banks or insurance companies, such payments to U.S. shipyards historically have been supported by liens on the work in progress, including steel and equipment used for constructing the vessel, and not by guarantees from financial institutions. If an international shipyard fails to deliver a contracted newbuild vessel for which there is a guarantee, we may claim against the guarantee, substantially reducing the risk that we will suffer a loss of our investment. If a U.S. shipyard fails to deliver a contracted vessel, our investment may be supported only by our liens on the work in progress, which may result in a loss of part or all of our investment.

Termination of the contracts with Bender Shipbuilding & Repair Co., Inc.’s (“Bender”) has, and may continue to, adversely affect OSG

In March 2009, OSG and Bender terminated the construction agreements pursuant to which Bender was building six ATBs and two tugs for OSG. These agreements were terminated because of Bender’s lack of performance under such agreements and its lack of liquidity and poor financial condition. OSG is completing construction of two of the six ATBs at alternative yards and intends to finish building the two tugs.

In June 2009, certain creditors of Bender filed an involuntary Chapter 7 bankruptcy petition against Bender claiming that Bender was insolvent and raising questions about Bender’s pre-petition transfer of assets, specifically transfers of the vessels to OSG in connection with the termination of contracts of OSG with Bender. Bender subsequently converted the involuntary proceeding into a voluntary Chapter 11 reorganization. In connection with such proceeding, on March 12, 2010, we received a letter from the Committee raising questions, challenging the validity of the termination transaction and threatening to seek standing to bring various claims against OSG, including preference and fraudulent conveyance claims, which the Committee asserted may have a potential value in excess of $130 million. We believe that these claims and assertions are meritless. We have advised the Committee in writing that we dispute the assertions and claims and reserve all of our rights. To date, the Committee has not filed any motion seeking standing to prosecute claims against us. We believe we have strong and meritorious defenses against such claims and intend to vigorously defend any actions brought by the Committee or any other party; however there can be no assurance that an adverse ruling will not be rendered. If the bankruptcy court were to sustain a challenge to the transaction, OSG could be required to pay Bender additional sums for the partially completed ATBs and tugs and related equipment that was transferred to OSG in connection with the termination agreement transaction. In such case, the payment of additional amounts could have an adverse effect on OSG. See “Prospectus Supplement Summary — Recent Developments — Legal Proceedings.”

Termination or change in the nature of our relationship with any of the pools in which we participate could adversely affect our business

All of our VLCCs participate in the Tankers International pool. At December 31, 2009, all of our Aframaxes participate in the Aframax International pool other than those that are engaged in lightering. Five of our crude Panamaxes and three of our Panamax Product Carriers participate directly in Panamax International. Participation in these pools enhances the financial performance of our vessels as a result of the higher vessel utilization. Any participant in any of these pools has the right to withdraw upon notice in accordance with the relevant pool agreement. We cannot predict whether the pools in which our vessels operate will continue to exist in the future. In addition, in 2008 the EU published guidelines on the application of the EU antitrust rules to traditional agreements for maritime services. While we believe that all the pools we participate in comply with EU rules, there has been limited administrative and judicial interpretation of the rules. Restrictive interpretations of the guidelines could adversely affect the ability to commercially market the respective types of vessels in pools.

We may not be able to grow our fleet

One part of our strategy is to continue to grow our fleet on an opportunistic basis. Our ability to grow our fleets will depend upon a number of factors, many of which we cannot control. These factors include our ability to:

•	identify acquisition candidates and joint venture opportunities;
•	replace expiring charters-in at comparable rates;
•	identify suitable charter-in opportunities;
•	consummate acquisitions or joint ventures;
•	integrate any acquired vessels or businesses successfully with our existing operations;
•	hire and train qualified personnel; and
•	obtain required financing.

Our strategy of growing our business in part through acquisitions is capital-intensive, time-consuming and subject to a number of inherent risks

Part of our business strategy is to opportunistically acquire complementary businesses or vessels such as our acquisitions of Stelmar Shipping Ltd. in January 2005 and Maritrans Inc. in November 2006. If we fail to develop and integrate any acquired businesses or vessels effectively, our earnings may be adversely affected. Further, if a portion of the purchase price of a business is attributable to goodwill and if the acquired business does not perform up to expectations at the time of the acquisition some or all of the goodwill may be written off, adversely affecting our earnings. In addition, our management team will need to devote substantial time and attention to the integration of the acquired businesses or vessels, which could distract them from their other duties and responsibilities.

Operating costs and capital expenses will increase as our vessels age

In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Accordingly, it is likely that the operating costs of our older vessels will increase. In addition, changes in governmental regulations and compliance with Classification Society standards may require us to make additional expenditures for new equipment. In order to add such equipment, we may be required to take our vessels out of service. There can be no assurance that market conditions will justify such expenditures or enable us to operate our older vessels profitably during the remainder of their economic lives.

Our purchase of secondhand vessels carries risks associated with the quality of those vessels

Our expansion strategy includes the opportunistic acquisition of quality secondhand vessels either directly or through corporate acquisitions. Secondhand vessels typically do not carry warranties with respect to their condition, whereas warranties are generally available for newbuildings. While we generally inspect all secondhand vessels prior to purchase, such inspections would normally not provide us with as much knowledge about vessel condition as we would possess if the vessels had been built for us.

Certain potential customers will not use vessels older than a specified age, even if they have been recently rebuilt

All of our existing ATBs were originally constructed more than 25 years ago. While all of these tug-barge units were rebuilt and double-hulled since 1998 and are “in-class,” meaning the vessel has been certified by a classification society as being built and maintained in accordance with the rules of that classification society and complies with the applicable rules and regulations of the vessel’s country of registry and applicable international conventions, some potential customers have stated that they will not charter vessels that are more than 20 years old, even if they have been rebuilt. Although there has to date been no material difference in time charter rates earned by a vessel of a specified age and a rebuilt vessel of the same age measured from the date of rebuilding, no assurance can be given that customers will continue to view rebuilt vessels as comparable to newbuild vessels. If more customers differentiate between rebuilt and newbuild vessels, time charter rates for our rebuilt ATBs will likely be adversely affected or they may not be employable.

In the highly competitive international market, we may not be able to effectively compete for charters with companies with greater resources

Our vessels are employed in a highly competitive market. Competition arises from other vessel owners, including major oil companies, which may have substantially greater resources than we do. Competition for the transportation of crude oil and other petroleum products depends on price, location, size, age, condition, and the acceptability of the vessel operator to the charterer. We believe that because ownership of the world tanker fleet is highly fragmented, no single vessel owner is able to influence charter rates. To the extent we enter into new geographic regions or provide new services, we may not be able to compete profitably. New markets may involve competitive factors that differ from those of our current markets, and the competitors in those markets may have greater financial strength and capital resources than we do.

Trading and complementary hedging activities in Forward Freight Agreements (“FFAs”) subject us to trading risks and we may suffer trading losses that reduce earnings

Due to shipping market volatility, success in this industry requires constant adjustment of the balance between chartering out vessels for long periods of time and trading them on a spot basis. We seek to manage and mitigate that risk through trading and complementary hedging activities in forward freight agreements, or FFAs. However, there is no assurance that we will be able at all times to successfully protect ourselves from volatility in the shipping market. We may not successfully mitigate our risks, leaving us exposed to unprofitable contracts and may suffer trading losses that reduce earnings and surplus.

We are subject to certain credit risks with respect to our counterparties on contracts and failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts, decreasing revenues and earnings

We charter our vessels to other parties, who pay us a daily rate of hire. We also enter into COAs and Voyage Charters. As we increase the portion of our revenues from time charters, we increase our reliance on the ability of time charterers to pay charter hire, especially when spot market rates are less than previously agreed upon time charter rates. Historically, we have not experienced any material problem collecting charter hire but the global economic recession that commenced in 2008 may affect charterers more severely than the prior recessions that have occurred since our establishment more than 40 years ago. We also time charter or bareboat charter some of our vessels from other parties and our continued use and operation of such vessels depends on the vessel owners’ compliance with the terms of the time charter or bareboat charter. Additionally, we enter into derivative contracts (FFAs, bunker swaps, interest rate swaps and foreign currency contracts). All of these contracts subject us to counterparty credit risk. As a result, we are subject to credit risks at various levels, including with charterers or cargo interests. If the counterparties fail to meet their obligations, we could suffer losses on such contracts which would decrease revenues and earnings.

As we expand our business, we will need to improve our operations and financial systems, and recruit additional staff and crew; if we cannot improve these systems or recruit suitable employees, we may not effectively control our operations

Our current operating and financial systems may not be adequate as we implement our plan to expand, and our attempt to improve these systems may be ineffective. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees for our vessels and offices as we expand our operations, we may be unable to effectively control and manage substantially larger operations. Although it is impossible to predict what errors might occur as the result of inadequate controls, it is the case that it is harder to oversee a sizable operation and, accordingly, more likely that errors will occur as operations grow and that additional management infrastructure and systems will be required to attempt to avoid such errors.

Our ability to obtain business from U.S. government agencies may be adversely affected by a determination by the Military Sealift Command (MSC) that we are not presently responsible for a single contract.

OSG Product Tankers, LLC (“Product Tankers”), which is an indirect OSG subsidiary, participated in a Request for Proposals issued by the MSC, an agency of the United States Department of the Navy, to time charter two Jones Act compliant product carriers to the MSC. On June 25, 2007, the U.S. Maritime Administration of the Department of Transportation (“MarAd”), acting as lead federal agency under the Federal Acquisition Regulation (“FAR”), entered into a compliance agreement with us in lieu of suspending or debarring us from business with the U.S. Government based on the December 2006 guilty plea by us to violations related to the handling of bilge water and oily mixtures from the engine rooms on certain of our international flag vessels. Notwithstanding that compliance agreement, on July 6, 2007, the MSC found that Product Tankers was not “responsible,” pursuant to the FAR, for the particular procurement based on the same violations by our international flag vessels and, therefore, was ineligible to time charter the vessels to the MSC. MSC’s non-responsibility determination was upheld by the United States Court of Federal Claims, which ruled that the MSC was not bound by the MarAd’s decision as lead federal agency and that the MSC decision was not arbitrary and capricious.

Although the MSC decision specifically addresses only the single contract, it may have an adverse effect on our ability to obtain business from the U.S. government. For the past three years, we did not do any material business with the MSC and, accordingly, did not generate any shipping revenues from the MSC. Historically, we have not sought to generate significant revenues from conducting business with the MSC or other agencies and departments within the U.S. government, nor do we intend to in the future. The only business we currently conduct with the U.S. government is the participation by two of our vessels in the Maritime Security Program (“MSP”), which is intended to support the operation of up to 60 U.S. Flag vessels in the foreign commerce of the U.S. to make available a fleet of privately owned vessels to the Department of Defense during times of war or national emergency. Payments are made under the MSP to vessel operators, including us, to help offset the high cost of employing a U.S. crew. MarAd, the agency which decided not to suspend or debar us, administers the MSP. To date, the MSC decision has not had an adverse effect on our ability to obtain business from commercial customers.

Compliance with the environmental compliance plan agreed to with the U.S. Department of Justice imposes a more rigorous standard on our technical management of our vessels, which may adversely affect our business

In connection with the comprehensive settlement of the investigation by the U.S. Department of Justice of our handling of waste oils and maintenance of books and records relating thereto, we agreed to implement and fund an environmental compliance plan, which contains detailed rules, programs and procedures that we must follow for a three-year period from March 2007 to ensure full compliance with environmental laws and regulations. We have implemented these rules, programs and procedures and do not believe that they will adversely affect our ability to technically manage our vessels in a competitive manner. However, because the environmental compliance plan is a condition of our three-year probation, violations of certain of these rules and procedures, while not necessarily a violation of environmental laws and regulations, could result in sanctions and have an adverse affect on our business.

Our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our common stock

From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Iran. Although these sanctions and embargoes do not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation and the market for our common stock.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees

Our success depends to a significant extent upon the abilities and efforts of our key personnel. The loss of the services of any of our key personnel or our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.

We may face unexpected drydock costs for our vessels

Vessels must be drydocked periodically. The cost of repairs and renewals required at each drydock are difficult to predict with certainty and can be substantial. Our insurance does not cover these costs. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large drydocking expenses could significantly decrease our profits.

Maritime claimants could arrest our vessels, which could interrupt our cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another vessel in our fleet.

USE OF PROCEEDS

The net proceeds to us from this offering are estimated to be approximately $289,789,000, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds to repay debt under our unsecured revolving credit facility. Our unsecured revolving credit facility bears interest at a rate based on LIBOR plus 70 basis points and matures on February 9, 2013. We anticipate being able to redraw the amount we repay on the unsecured revolving facility in the future for general corporate purposes.

Affiliates of certain of the underwriters participating in this offering are lenders under our unsecured revolving credit facility and therefore would receive a share of the net proceeds. See “Underwriting” and “Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2009:

•	on an actual basis;
•	on an as adjusted basis to give effect to the approximately $158,130,000 of net proceeds received from our public offering of 3,500,000 shares of common stock on March 9, 2010; and
•	on an as further adjusted basis to reflect the offering of notes offered hereby and the application of the net proceeds therefrom as described in “Use of Proceeds.”

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2009
	Actual	As Adjusted for the Prior Equity Offering	As Further Adjusted for this Offering
	(in thousands)
Cash and cash equivalents	$474,690	$632,820	$632,820
Short-term Investments	50,000	50,000	50,000
	$524,690	$682,820	$682,820
Long Term Debt:
Unsecured revolving credit facilities(1)	$953,000	$953,000	$663,211
Secured revolving credit facilities	30,000	30,000	30,000
7.50% notes due 2024	146,000	146,000	146,000
8.75% debentures due 2013, net of unamortized discount of $50	74,485	74,485	74,485
Floating rate secured term loans, due through 2023	599,260	599,260	599,260
Fixed rate secured term loans, due through 2014	43,746	43,746	43,746
8 1/8% notes due 2018, being offered herein	—	—	295,689	(2)
	1,846,491	1,846,491	1,852,391
Less current portion	33,202	33,202	33,202
Total Long Term Debt	$1,813,289	$1,813,289	$1,819,189
Equity:
Common stock, $1.00 par value; 120,000,000 shares authorized; 40,790,759 issued and outstanding, actual and 44,290,759 shares issued and outstanding, adjusted	$40,791	$44,291	$44,291
Paid-in additional capital	262,117	416,747	416,747
Retained Earnings	2,465,949	2,465,949	2,465,949
	2,768,857	2,926,987	2,926,987
Less: Cost of treasury stock (13,933,435 shares)	840,238	840,238	840,238
	1,928,619	2,086,749	2,086,749
Accumulated other comprehensive income/(loss)	(60,764)	(60,764)	(60,764)
Total Equity	$1,867,855	$2,025,985	$2,025,985
Total capitalization	$3,681,144	$3,839,274	$3,845,174

(1)	Subsequent to December 31, 2009, we repaid $110,000 of amounts outstanding under our unsecured revolving credit facilities.
(2)	Consists of $300,000 principal amount net of $4,311 original issue discount.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

Year Ended
December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005
1.33x	2.66x	2.37x	4.51x	4.93x

The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, divided by fixed charges. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Debentures and Notes

8.75% Debentures due 2013

In 1993, we issued $100 million of debentures that will mature on December 1, 2013, pursuant to an indenture dated December 1, 1993, between us and The Chase Manhattan Bank, as trustee (the “debentures”). The debentures pay interest semiannually on each June 1 and December 1 at 8.75% per annum.

The indenture governing the debentures contains various restrictive and affirmative covenants, including (1) limitations on our ability to incur secured debt, (2) prohibitions on certain sale and leaseback transactions, and (3) limitations on our ability to incur subsidiary debt, each subject to certain exceptions and carveouts as set forth in the indenture.

The debentures are redeemable in whole or in part at our option at any time at a redemption price equal to par plus accrued interest plus a make whole premium. As of December 31, 2009, we had $74,535,000 aggregate principal amount of the debentures outstanding.

7.5% Senior Notes due 2024

In 2004, we issued $150 million of senior notes that will mature on February 15, 2024 pursuant to an indenture dated as of March 7, 2003, between us and Wilmington Trust Company, as trustee (the “senior notes”). The senior notes bear interest at the rate of 7.50% per annum, payable on February 15 and August 15 of each year.

We may not redeem the senior notes at any time prior to their maturity. Upon a change of control, we will be required to make an offer to purchase all senior notes then outstanding at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, the indenture governing the senior notes contains covenants limiting our ability to incur liens and restricting our ability to merge or consolidate, and to transfer, sell or lease all or substantially all of our assets.

As of December 31, 2009, we had $146,000,000 aggregate principal amount of the senior notes outstanding.

Revolving Credit and Term Loan Facilities

In February 2006, we entered into a $1.8 billion seven-year unsecured revolving credit facility among us; OSG Bulk Ships, Inc. and OSG International, Inc., our wholly-owned domestic and international holding companies respectively; DnB NOR Bank ASA, New York Branch (“DnB”), as administrative agent; HSBC Securities (USA) Inc. (“HSBC”), as documentation agent; Citigroup Global Markets Limited (“Citigroup”) and Nordea Bank Finland, Plc, New York branch (“Nordea”), as bookrunners; Citigroup, DnB, HSBC and Nordea as lead arrangers (the “unsecured revolving credit facility”); and various lenders. Pursuant to the terms of the unsecured revolving credit facility, the maximum amount that we may borrow under the facility will be reduced by $150 million in February 2011. Such amount will be reduced by an additional $150 million in February 2012, and final maturity is in February 2013. Borrowings under the unsecured revolving credit facility bear interest at a rate of LIBOR plus 70 basis points. The unsecured revolving credit facility contains certain financial covenants, including, a minimum tangible net worth covenant, a maximum debt to capital ratio and a minimum unencumbered tangible assets to unsecured debt ratio. As of December 31, 2009, we had $953,000,000 outstanding under the unsecured revolving credit facility.

In November 2007, we sponsored the initial public offering of OSG America L.P. (“OSP”), a consolidated subsidiary created to own and operate a substantial portion of our U.S. Flag assets. In connection with the initial public offering, OSP and certain of its subsidiaries entered into a $200 million five-year senior secured revolving credit facility with ING Bank N.V., London Branch (“ING”), as facility agent and security trustee; ING and DNB NOR Bank ASA, as mandated lead arrangers; and various lenders (the “secured revolving credit facility”). Under the terms of the secured revolving credit facility, borrowings bear interest at a rate of LIBOR plus 70 basis points and the final maturity date may be extended by 24 months subject to approval by lenders. In connection with our acquisition of all remaining outstanding publicly held units of OSP and its delisting from the New York Stock Exchange, we amended the secured revolving credit facility to, among other things, provide for a parent guarantee by us and a revised set of financial covenants based on those applicable under our unsecured revolving credit facility. As of December 31, 2009, there was $30,000,000 outstanding under the secured revolving credit facility.

As of December 31, 2009, we had approximately $1,015,000,000 of aggregate long-term revolving credit availability, of which $845,000,000 was available on an unsecured basis (which reflects $1,640,000 of letters of credit issued principally in connection with collateral requirements for derivative transactions) and $170,000,000 was available on a secured basis. Our two long term revolving credit facilities mature as follows: $150,000,000 (2011), $350,000,000 (2012) and $1,500,000,000 (2013).

In addition, certain of our subsidiaries are party to secured amortizing term loan facilities with various lenders, for which we provide a parent guarantee, including the $389 million 12-year secured facility with The Export-Import Bank of China entered into in August 2009. Under each of these term loan facilities, we are subject to a standardized set of financial covenants based upon the financial covenants applicable under our unsecured revolving credit facility. In addition, each of the floating rate term loan facilities provides for the maintenance of collateral coverage ranging from 110% to 120% of the outstanding balance. As of December 31, 2009, an aggregate additional $189,807,000 was available to be borrowed under loan tranches related to five vessels upon vessel delivery or delayed drawdown, subject to applicable collateral coverage requirements. Final maturities range from 2014 to 2023. As of December 31, 2009, there was $643,006,000 in aggregate outstanding under these term loans, of which $599,260,000 bears interest at LIBOR plus a spread ranging from 45 basis points to 230 basis points and $43,746,000 is on a fixed-rate basis at rates ranging from 5.53% to 6.28% per annum.

The agreements related to the each of the credit facilities described in this section provide for prepayment privileges (without penalty, other than customary LIBOR breakage costs), and acceleration of payment under certain circumstances, including failure to satisfy certain financial covenants.

We have used interest rate swaps to convert a portion of our debt from a floating rate to a fixed rate based on management’s interest rate outlook at various times. These agreements contain no leverage features and have various final maturity dates from February 2010 to August 2014. As of December 31, 2009, these swaps had an aggregate notional value of $453 million and had a weighted average fixed rate of 3.3% as paid by us, against which we receive floating rates based on LIBOR.

As of December 31, 2009, approximately 40.8% of the net book value of our vessels was pledged as collateral under our secured credit facility and term loans.

Off-Balance Sheet Obligations

As of December 31, 2009, the affiliated companies in which we held an equity interest had total bank debt outstanding of $1,197,553,000 of which $324,609,000 was with recourse to us. This latter amount represents the outstanding balance on the $500,000,000 secured term loan facility (the “FSO facility”) entered into by a joint venture between us and Euronav NV to partially finance the acquisition of two ULCCs from related companies and the cost of conversion to Floating, Storage and Offloading (“FSO”) vessels for employment under long-term charters to Maersk Oil Qatar AS (“MOQ”).

In February 2008, MOQ awarded two service contracts to a joint venture between OSG and Euronav NV for terms of approximately eight years, ending in the second half of 2017, to provide to MOQ two vessels, the FSO Asia and the FSO Africa, respectively, to perform FSO services in the Al Shaheen field off shore Qatar after each vessel has been converted to an FSO. We have a 50% interest in this joint venture. The first ULCC, the TI Asia, which was wholly owned by Euronav NV, was sold to the joint venture in October 2008 for approximately $200,000,000. The second ULCC, the TI Africa, which was wholly owned by us, was sold to the joint venture in January 2009 for approximately $200,000,000. The joint venture financed the purchase and conversion of the vessels through the FSO facility and partner loans. The outstanding amount of this facility is subject to acceleration, in whole or in part, on termination of one or both of such service contracts. In connection with the FSO facility, the partners severally issued 50% guaranties.

After experiencing construction delays, the FSO Asia delivered to MOQ on January 4, 2010, and commenced a commissioning period of 120 days. The conversion of the TI Africa to an FSO also experienced construction delays and its conversion was completed on March 17, 2010. On January 21, 2010, MOQ notified the joint venture partners that it was canceling the service contract for the FSO Africa due to the delayed delivery. The joint venture partners contest MOQ’s right to terminate the contract.

As a result of the cancellation of the service contract of the FSO Africa, the joint venture partners were required to post $143,000,000 in cash collateral in consideration of the banks agreeing to waive, for a period currently ending in the second quarter of 2010, the acceleration of amounts outstanding under the facility related to the FSO Africa, which aggregated to $143,000,000.

The joint venture has entered into floating-to-fixed interest rate swaps of an aggregate initial notional amount of $480,000,000 with major financial institutions that, as of December 31, 2009, were being accounted for as cash flow hedges. Under these interest rate swaps, the joint venture pays fixed rates of 3.9% and receives floating rates based on LIBOR. These agreements commenced in the third quarter of 2009 and have maturity dates ranging from July to September 2017.

DESCRIPTION OF NOTES

In this section, the “Company” means Overseas Shipholding Group, Inc. and not any of its subsidiaries. The notes will be issued by the Company pursuant to an indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. You may obtain a copy of the indenture from the Company upon request. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this section of this prospectus are summaries of the material terms and provisions of the indenture and the notes. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in the indenture. Therefore, we urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Definitions relating to certain capitalized terms are set forth under “— Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined in this description have the meanings ascribed to them in the indenture.

The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the indenture.

General

The notes:

•	will be general unsecured obligations of the Company;
•	will rank equally and ratably in right of payment with all existing and future unsecured senior debt of the Company;
•	will be senior in right of payment to all existing and future subordinated debt of the Company;
•	will be effectively subordinated to all of the Company’s secured debt to the extent of the value of the collateral securing such debt; and
•	will be structurally subordinated to all existing and future debt and other liabilities and commitments (including trade payables and lease obligations) of the Company’s subsidiaries because the notes will not be guaranteed by any of its subsidiaries.

The operations of the Company are conducted through its subsidiaries and, therefore, the Company depends on distribution of earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations, including its obligations under the notes. The notes will not be guaranteed by any of the Company’s subsidiaries, and, as such, the notes will be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s subsidiaries. Any right of the Company to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s bankruptcy, liquidation, reorganization or other winding up is subject to the prior claims of the subsidiary’s creditors and the right of the holders of the notes will be structurally subordinated to the claims of these creditors. As of December 31, 2009, the Company’s subsidiaries had approximately $0.7 billion of indebtedness outstanding. In addition, the notes will be effectively subordinated to all of the Company’s secured debt to the extent of the value of the collateral securing such debt. As of December 31, 2009, the Company had approximately $0.7 billion of secured debt.

The indenture does not limit the ability of the Company or its subsidiaries to incur indebtedness, to make investments or to enter into sale and leaseback transactions. The indenture does not limit the ability of the Company’s subsidiaries to incur liens. See “Risk Factors — Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.”

Principal, Maturity and Interest

The Company will issue $300,000,000 aggregate principal amount of notes. The indenture provides for the issuance of an unlimited amount of additional notes having identical terms and conditions to the notes. The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on March 30, 2018. Interest on the notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on September 30 and March 30, commencing on September 30, 2010. The Company will make each interest payment to the holders of record on the immediately preceding September 15 and March 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. In addition, all payments will be subject to the applicable rules and procedures of the settlement systems (including, if applicable, those of the Depositary Trust Company, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents for the notes. The Company will also maintain one or more registrar.

The trustee will serve as initial paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes. The Company or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Redemption with Proceeds from Certain Equity Offerings

At any time and from time to time prior to March 30, 2013, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.125% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and
(2)	the redemption occurs within 60 days of the date of the closing of any such Qualified Equity Offering.

Make-Whole Redemption

At the Company’s option, the Company may redeem the notes at any time and from time to time prior to maturity in whole or in part upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed

(excluding the portion of any such interest accrued to the Redemption Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 50 basis points, plus, in each case, accrued and unpaid interest to the Redemption Date. For this purpose, the following terms have the following meanings:

“Treasury Yield” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, as determined by the Company, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such Redemption Date, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. The Comparable Treasury Price shall be determined by the Company.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

At least 30 days but not more than 60 days before the relevant Redemption Date, the Company will send or cause to be sent by electronic transmission, in the case of notes that are held in the form of global notes, or by first class mail to each holder who holds certificated notes at such holder’s registered address, a notice of redemption to each holder of notes to be redeemed, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. If less than all of the notes are to be redeemed, the trustee will select, by such method as it will deem fair and appropriate, the notes to be redeemed in whole or in part.

Unless the Company defaults in payment of the redemption price, no interest will accrue on the notes called for redemption for the period from and after the Redemption Date.

Mandatory Redemption; Tender Offers; Open Market Purchases

Except as set forth below under “Covenants—Repurchase of Notes Upon a Change of Control Triggering Event,” the Company is not required to make sinking fund payments or mandatory redemption payments prior to maturity with respect to the notes.

The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

Covenants

Repurchase of Notes Upon a Change of Control Triggering Event

The indenture provides that upon the occurrence of a Change of Control Triggering Event and unless the Company has exercised its right to redeem all of the notes as described under “—Optional Redemption,” each holder of notes will have the right to require the Company to repurchase such holder’s notes, in whole or in part, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (a “Change of Control Offer”), in accordance with the procedures set forth in the indenture. A “Change of Control” may also constitute an event of default under the Company’s existing or future debt agreements. There can be no assurance that the Company will have sufficient funds to pay the purchase price referred to above at the time of the Change of Control Triggering Event. The existence of a holder’s right to require the Company to repurchase notes upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the a Change of Control Offer upon a Change of Control Triggering Event in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer upon a Change of Control Triggering Event made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer upon a Change of Control Triggering Event; or (2) at such time notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption.”

The definition of “Change of Control” in “—Certain Definitions” below includes the failure to have continuing directors comprising a majority of the board of directors. In a recent decision, the Delaware Court of Chancery raised the possibility that a change of control occurring as a result of a failure to have continuing directors comprising a majority of the board of directors may be unenforceable on public policy grounds.

Consolidation, Merger and Sales of Assets

The Company may not, in a single transaction or a series of related transactions:

(1)	consolidate with or merge with or into any other Person (whether or not the Company is the surviving Person) or permit any other Person to consolidate with or merge with or into the Company; or
(2)	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets;

unless,

(a)	either (i) the Company is the surviving Person, or (ii) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company or the Person to which such sale, lease or disposition has been made is organized under the laws of the United States or any State thereof or the District of Columbia and such successor entity shall expressly assume, by a supplemental indenture executed and delivered to the trustee in a form reasonably satisfactory to the trustee, all of the Company’s obligations under the indenture;
(b)	immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
(c)	the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer, lease or acquisition and such supplemental indenture complies with the indenture.

Subclause (b) of this paragraph will not apply to any merger or consolidation of the Company with any Affiliate solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

Although there is limited case law interpreting the phrase “substantially all” in the context of a sale of all or substantially all of a person’s assets, there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the Company’s assets.

Limitation on Liens

The Company may not, at any time after the original issue date of the notes, create, incur, assume or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any present or future Designated Debt of the Company without making effective provision for securing the notes:

(1)	in the event such debt is pari passu with the notes, equally and ratably with such debt as to such property or assets for so long as such debt will be so secured; or
(2)	in the event such debt is subordinate in right of payment to the notes, prior to such debt as to such property or assets for so long as such debt will be so secured.

The term “Designated Debt” shall be defined in the indenture as meaning any debt for borrowed money in the form of bonds, notes, debentures or other debt securities issued by way of public offering, including any guarantee or indemnity given in respect of debt of any third party for money borrowed in the form of bonds, notes, debentures or other debt securities issued by way of a public offering, in each case, excluding revenue bonds or any Debt guaranteed by the United States of America or any agency thereof. For the avoidance of doubt, the term “Designated Debt” shall not include loans (or collateral debt securities relating to such loans) made by banks or other financial institutions, customers or strategic partners.

Payments for Consent

The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Provision of Financial Information

Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will furnish to the trustee and the holders, so long as the notes are outstanding, within the time periods specified in the SEC’s rules and regulations (including Rule 12b-25):

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a management discussion and analysis of financial condition and results of operations and, with respect to the annual information only, a report on the Company’s annual consolidated financial statements by the Company’s certified independent accountants; and
(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the rules and regulations of the SEC, the Company will electronically file or furnish, as the case may be, a copy of all such information and reports with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing). Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the trustee and the holders of notes if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1)	The Company defaults in the payment of principal of (or premium, if any, on) any notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;
(2)	The Company defaults in the payment of interest on any notes when the same become due and payable, and such default continues for a period of 30 days;
(3)	The Company defaults in the payment of the principal and interest (and premium, if any) on notes required to be purchased upon the occurrence of a Change of Control Triggering Event when due and payable;
(4)	The Company defaults in the performance of or breaches any other covenant, warranty or agreement of the Company in the indenture or under the notes and such default or breach continues for a period of 60 consecutive days (90 days in the case of a Reporting Failure) after the date on which the Company receives written notice, which notice specifies such default or breach and requires the Company to remedy such default or breach, and which notice has been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the notes;
(5)	there occurs with respect to any issue or issues of other Debt of the Company or any of its Subsidiaries having an outstanding aggregate principal amount of $50 million or more for all such issues of all such Persons, whether such Debt now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its Stated Maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled (by cure, waiver or otherwise) within 60 days of such acceleration; provided, however, that any secured Debt in excess of the limits set forth above shall be deemed to have been declared due and payable if the lender in respect thereof takes any action to enforce a security interest against, or an assignment of, or to collect on, seize, dispose of or apply any assets of the Company or its Subsidiaries (including lock-box and other similar arrangements) securing such Debt, or to set off against any bank account of the Company or its Subsidiaries in excess of $50 million;
(6)	any final judgment or order (not covered by insurance) for the payment of money in excess of $50 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(7)	The Company or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (7); or
(8)	The Company and/or one or more Subsidiaries fails to make at the final (but not any interim) fixed maturity of one or more issues of Debt principal payments aggregating $50 million or more and all such defaulted payments shall not have been made, waived or extended within 60 days of the payment default that causes the aggregate amount described in this clause (8) to exceed $50 million.

If an Event of Default (other than an Event of Default specified in clause (7) above) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if such notice is given by the holders (the “Acceleration Notice”)), may, and the trustee at the request of such holders shall, declare the entire unpaid principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) or (8) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to clause (5) or (8) shall be remedied or cured by the Company and/or the relevant Subsidiaries or waived by the holders of the relevant Debt within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (7) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes, by written notice to the Company and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)	The Company has paid or deposited with the trustee a sum sufficient to pay (A) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (B) all overdue interest on all notes, (C) the principal of and premium, if any, on, any notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such notes, and (D) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor by such notes;
(2)	all existing Events of Default, other than the non-payment of the principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived; and
(3)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, please read “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that may expose the trustee to personal liability. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives to the trustee written notice of a continuing Event of Default;
(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;
(3)	such holder or holders offer to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;
(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due dates expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ performance under the indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company is also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at its option, elect to have all of its obligations discharged with respect to the outstanding notes under the indenture (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;
(2)	The Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants (including its obligation to make an offer to repurchase the notes upon a Change of Control Triggering Event) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events of the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance under the indenture:

(a)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the maturity date or the applicable Redemption Date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular Redemption Date;
(b)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (Y) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (Z) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(e)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(f)	the Company must deliver to the trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;
(g)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(h)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:
(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or
(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the making of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;
(3)	the Company has paid or caused to be paid all sums payable by it under the indenture; and
(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Modifications and amendments of the indenture may be made by the Company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;
(2)	reduce the principal amount of, or premium, if any, or interest on, any note;
(3)	change the currency of payment of principal of, or premium, if any, or interest on, any note;
(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any note;
(5)	reduce the percentage of aggregate principal amount of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;
(6)	modify any provisions of the indenture relating to the modification and amendment of the indenture except as otherwise specified in the indenture; or
(7)	reduce the percentage of aggregate principal amount of outstanding notes, the consent of whose holders is necessary for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes

(1)	to cure any ambiguity, defect or inconsistency;
(2)	to provide for uncertificated notes in addition to or in place of certificated notes;
(3)	to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, as applicable;
(4)	to make any change that would provide any additional rights or benefits to the holders of notes (including the granting of security for the benefit of noteholders) or that does not adversely affect the legal rights under the indenture of any such holder;
(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;
(6)	to conform the text of the indenture or the notes to any provision of this description of notes to the extent that such provision in this description of notes was intended to be a verbatim recitation of a provision of the indenture or the notes; or
(7)	to provide for the issuance of additional notes in accordance with the indenture.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on, any of the notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the indenture, or in any of the notes, or because of the creation of any Debt represented thereby, shall be had against any incorporator, shareholder, officer, director, employee, Affiliate or controlling Person of the Company or of any successor Person thereof. Each holder, by accepting such notes, waives and releases all such liability.

The Trustee

The trustee under the indenture is the registrar and paying agent with regard to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Governing Law

The indenture is governed by the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 35% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Capital Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital stock or ownership interests, whether outstanding prior to or issued after the date of the indenture, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under such lease.

“Change of Control” is defined to mean such time as:

(1)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Capital Stock of the Company) of more than 50% of the total voting power of the Voting Stock of the Company (calculated on a fully diluted basis); or
(2)	individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such board of directors then in office.

“Change of Control Triggering Event” is defined to mean the occurrence of a Change of Control and a Rating Decline.

“Currency Agreement” is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of this indenture or becomes a party or a beneficiary thereafter.

“Debt” is defined to mean, with respect to any Person at any date of determination (without duplication):

(1)	all debt of such Person for borrowed money;
(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;
(5)	all obligations of such Person as lessee under Capitalized Leases;
(6)	all Debt of Persons other than such Person secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that the amount of such Debt shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Debt;
(7)	all Debt of Persons other than such Person guaranteed by such Person to the extent such Debt is guaranteed by such Person; and
(8)	to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP; and provided further that Debt shall not include any liability for federal, state, local, foreign or other taxes.

“Default” is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into or for which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable into or for Disqualified Equity Interests or Debt, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the final maturity date of the notes shall not constitute Disqualified Equity Interests if the change of control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Repurchase of Notes upon a Change of Control Triggering Event,” and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the notes as required pursuant to the provisions described under “—Repurchase of Notes Upon a Change of Control Triggering Event.”

“Equity Interests” of any Person means (1) any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“GAAP” is defined to mean generally accepted accounting principles in the United States of America (or, if applicable, International Financial Reporting Standard (“IFRS”)) as in effect as of the date of the indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP or IFRS, if applicable.

“Gradation” is defined to mean a gradation within a Rating Category or a change to another Rating Category, which shall include:

(1)	”+” and “–” in the case of S&P’s current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation);
(2)	1, 2 and 3 in the case of Moody’s current Rating Categories (e.g., a decline from B1 to B2 would constitute a decrease of one gradation); or
(3)	the equivalent in respect of successor Rating Categories of S&P or Moody’s or Rating Categories used by Rating Agencies other than S&P and Moody’s.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

“Investment Grade” is defined to mean:

(1)	BBB– or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P);
(2)	Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s); and
(3)	the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody’s.

“Lien” is defined to mean any mortgage, lien, pledge, security interest, encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Moody’s” is defined to mean Moody’s Investors Service, Inc. and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Interests” of any Person is defined to mean Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Qualified Equity Offering” is defined to mean the issuance and sale of Qualified Equity Interests of the Company to Persons other than any Person who is, prior to such issuance and sale, an Affiliate of the Company which proceeds are contributed to the Company; provided, however, that cash proceeds therefrom equal to not less than the redemption price of the notes to be redeemed are received by the Company as a capital contribution immediately prior to such redemption.

“Rating Agencies” is defined to mean:

(1)	S&P;
(2)	Moody’s; or
(3)	if either S&P or Moody’s or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” is defined to mean:

(1)	with respect to S&P, any of the following categories (any of which may include a “+” or ”–”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);
(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and
(3)	the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Rating Decline” is defined to mean that at any time within 90 days (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of a Change of Control, or of the intention of the Company or of any Person to effect a Change of Control, the rating of the notes is decreased by both Rating Agencies by one or more Gradations and the rating by such Rating Agencies on the notes following such downgrade is below Investment Grade.

“Redemption Date,” when used with respect to any note to be redeemed, is defined to mean the date fixed for such redemption by or pursuant to the indenture.

“Reporting Failure” means the failure of the Company to file with or furnish to the SEC and furnish to the trustee and noteholders, as applicable, within the time periods specified in “Covenants -Provision of Financial Information” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the reports and information which the Company may be required to file with or furnish to the SEC pursuant to such provision.

“S&P” is defined to mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

“Significant Subsidiary” is defined to mean any Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Stated Maturity” is defined to mean with respect to any note or any installment of principal or of interest on such note, the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

“Subsidiary” is defined to mean, with respect to the Company, any business entity of which more than 50% of the outstanding Voting Stock is owned directly or indirectly by the Company and one or more other Subsidiaries of the Company.

“U.S. Government Securities” is defined to mean securities that are direct obligations of the United States of America, direct obligations of any agency thereof, direct obligations of the Federal Home Loan Mortgage Corporation, direct obligations of the Federal National Mortgage Association, securities which the timely payment of whose principal and interest is unconditionally guaranteed by the full faith and credit of the United States of America, trust receipts or other evidence of indebtedness of a direct claim upon the instrument described above and money market mutual funds that invest solely in such securities.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or similar governing body of such Person.

Book-Entry; Delivery and Form; Global Securities

The notes will be issued in the form of one or more global securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global security will not be entitled to receive their notes in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants). When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant.

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global security for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the notes represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of principal, interest, redemption prices, distributions or liquidation amounts, to credit direct participants’ accounts proportionately on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the beneficial owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the Euroclear Operator), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the Cooperative).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the case accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the U.S. depository for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

Clearstream

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organization (Clearstream Participants), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and security lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulations by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, and may include the underwriters. Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedure to the extent received by the U.S. depositary for Clearstream.

Exchange of Global Securities

The notes represented by a global security will be exchangeable for certificated securities in fully registered form with the same terms only if:

DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered or in good standing under the Exchange Act and we do not appoint a successor depositary within 90 days; or we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; and a default under the indenture occurs and is continuing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the holders’ purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax consequences relating thereto. This summary assumes that the notes are held as capital assets (generally, property held for investment) and only addresses initial purchasers of the notes who purchased the notes in this offering at their initial offering price.

This summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. estate or gift tax consequences. In addition, this discussion does not address tax consequences applicable to a holder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to holders that may be subject to special tax rules, such as:

•	banks, insurance companies and other financial institutions;
•	tax-exempt organizations;
•	regulated investment companies;
•	real estate investment trusts;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	“U.S. holders” (as defined below) whose functional currency is not the U.S. dollar;
•	U.S. expatriates;
•	persons that will hold the notes as part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to the notes; or
•	partnerships or other pass-through entities or investors in such entities.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes, such as a limited liability company) holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any rulings from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

Potential Contingent Payment Debt Treatment

Upon the occurrence of a Change of Control Triggering Event, we would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of Notes — Covenants — Repurchase of Notes Upon a Change of Control Triggering Event.” Although the issue is not free from doubt, we intend to take the position that such requirement does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS were to successfully take a contrary position, U.S. holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Interest paid on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less any amount attributable to accrued stated interest, which will be taxable as described above under “Payments of Interest”) and the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the amount the U.S. holder paid for the note.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding tax (currently at a rate of 28%) with respect to payments of interest and the gross proceeds from the sale, exchange, redemption or other taxable disposition of a note. Certain holders (including, among others, corporations) are generally not subject to information reporting and backup withholding. A U.S. holder generally will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number,

•	furnishes an incorrect TIN,
•	is notified by the IRS that it is subject to backup withholding because it has previously failed to properly report payments of interest or dividends, or
•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner and the required procedures are followed.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as controlled foreign corporations and passive foreign investment companies. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

Subject to the discussion of backup withholding below, the payment of interest on a note to a non-U.S. holder that is not effectively connected with such non-U.S. holder’s U.S. trade or business will not be subject to U.S. federal income or withholding tax under the portfolio interest exemption if:

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;
•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury Regulations;
•	the non-U.S. holder is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•	(1) the non-U.S. holder provides us or our agent with its name and address on an IRS Form W-8BEN and certifies under penalty of perjury that it is not a U.S. person, or (2) a bank, brokerage house or other financial institution that holds the notes on behalf of a non-U.S. holder in the ordinary course of its trade or business certifies to us or our agent, under penalty of perjury, that such bank, brokerage house or other financial institution has received an IRS Form W-8BEN from the non-U.S. holder or other intermediate financial institution and furnishes us or our agent with a copy of the properly completed IRS Form W-8BEN.

If a non-U.S. holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the non-U.S. holder will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty; or
•	IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with conduct of a trade or business by the non-U.S. holder in the United States.

Special rules apply if the interest payments are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States. Any such payments, although not subject to withholding tax (if the IRS Form W-8ECI discussed above is provided), generally will be subject to

U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. If such a non-U.S. holder is a corporation, the holder may also, under certain circumstances, be subject to branch profits tax at a 30% rate (or lower applicable treaty rate).

Sale, Exchange, Redemption or Other Disposition of Notes

Subject to the discussion of backup withholding below, generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other taxable disposition of a note unless the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, or the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

If a non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business, the non-U.S. holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition in the same manner as if it were a U.S. person unless an applicable income tax treaty provides otherwise. If such a non-U.S. holder is a corporation, the holder may also, under certain circumstances, be subject to branch profits tax at a 30% rate (or lower applicable treaty rate). If a non-U.S. holder is subject to the 183-day rule described above, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other taxable disposition of the note) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such holder and the tax withheld with respect to such interest, regardless of whether withholding was required. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

U.S. backup withholding tax is imposed at a current rate of 28% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder will be subject to backup withholding with respect to payment of interest on the notes unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Under the Treasury Regulations, the payment of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner provides a properly executed IRS Form W-8BEN (or other applicable form) and certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. The payment of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person, including a foreign branch of such person;
•	a “controlled foreign corporation” for U.S. federal income tax purposes;
•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (2) the foreign partnership is engaged in a U.S. trade or business;

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner and the required procedures are followed.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc. on behalf of the several underwriters, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Principal Amount
Citigroup Global Markets Inc.	$105,000,000
Morgan Stanley & Co. Incorporated	$60,000,000
HSBC Securities (USA) Inc.	$60,000,000
Deutsche Bank Securities Inc.	$18,750,000
DnB NOR Markets, Inc.	$18,750,000
Goldman, Sachs & Co.	$18,750,000
ING Financial Markets LLC	$18,750,000
Total	$300,000,000

The underwriters have severally agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of the notes (expressed as a percentage of the principal amount of the notes):

Paid by OSG
Per senior note	1.75%
Total	$5,250,000

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $650,000.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•	we will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc.; and
•	we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion.

Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €343,000,000; and (3) an annual net turnover of more than €350,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc. for any such offer; or
•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Stabilizing transactions and syndicate covering transactions, as well as other purchases by the underwriters for their own accounts, may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. For a discussion of certain conflicts of interest involving the underwriters, see “Conflicts of Interest.”

CONFLICTS OF INTEREST

We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to affiliates of certain of the underwriters, who are lenders under our unsecured revolving credit facility. Certain affiliates of each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Deutsche Bank Securities Inc., DnB NOR Markets, Inc. and ING Financial Markets LLC are lenders under our unsecured revolving credit facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of NASD Conduct Rule 2720 of the Financial Industry Regulatory Authority, Inc. This rule provides that if at least 5% of the net proceeds from the sale of debt securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or credit facility extended by the underwriters or their affiliates, a “qualified independent underwriter” meeting certain standards must participate in the preparation of the offering documents and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in this offering. Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and DnB NOR Markets, Inc. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Proskauer Rose LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 2009 and for the year ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 incorporated in this prospectus supplement by reference to Overseas Shipholding Group, Inc’s Annual Report on Form 10-K, for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, cash flows, and changes in equity for each of the two years in the period ended December 31, 2008, included in Overseas Shipholding Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been incorporated by reference in this prospectus supplement and in the registration statement of which this prospectus is a part, in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Overseas Shipholding Group, Inc.

Senior Debt
Securities

This prospectus relates to the offer, from time to time, of senior debt securities of Overseas Shipholding Group, Inc. The senior debt securities may be offered for resale in amounts, at prices and on terms to be set forth in one or more accompanying prospectus supplements and may be offered separately or together, or in separate series.

We will offer and sell these senior debt securities to or through one or more underwriters in firm commitment underwritings. This prospectus describes the general terms of our senior debt securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering. The prospectus supplement also may add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the “How to Obtain More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. You should carefully consider the risk factors incorporated herein by reference. We may include additional risk factors in a prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2010.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THESE DOCUMENTS.

i

ABOUT THIS PROSPECTUS

In this prospectus, we use the terms “OSG,” “we,” “us” and “our” to refer to Overseas Shipholding Group, Inc., a Delaware corporation.

This prospectus is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus or a prospectus supplement before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with additional or different information. No underwriter, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any accompanying prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus and the accompanying prospectus supplement constitute an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus, any prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of such document and that any information we have incorporated by reference is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus, including the “Risk Factors,” and the accompanying prospectus supplement or any related free writing prospectus, together with the additional information described under the headings “How to Obtain More Information” and “Incorporation by Reference.”

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus. The reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website ( http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or website. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we may disclose important information to you by referring you to other documents that we have filed or will file with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until this offering has been completed. We are not, however, incorporating by reference any documents or portions thereof whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

•	Definitive Proxy Statement on Schedule 14A, as filed on April 30, 2009.
•	Annual Report on Form 10-K for the year ended December 31, 2009, as filed on March 1, 2010.
•	Current Reports on Form 8-K dated and filed on the following dates:

Dated	Filed
March 19, 2010	March 19, 2010
March 9, 2010	March 10, 2010
March 5, 2010	March 8, 2010
March 4, 2010	March 8, 2010
March 4, 2010	March 4, 2010
March 2, 2010	March 8, 2010
February 1, 2010	February 3, 2010
January 22, 2010	January 22, 2010
January 6, 2010	January 8, 2010

You may request a copy of these filings at no cost, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus, by calling our Investor Relations department at (212) 578-1699 or by writing to 666 Third Avenue, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact should be considered to be forward-looking statements.

This prospectus contains forward-looking statements regarding the outlook for tanker and articulated tug/barge markets, and our prospects, including prospects for certain strategic alliances and investments. There are a number of factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements, including:

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;
•	the outcome of our negotiations with Maersk Oil Qatar AS;
•	resolution of possible claims against us by Bender Shipbuilding and Repair Co., Inc.;
•	prospects for the growth of the Gas segment;
•	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;
•	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;
•	changes in the global economy and various regional economies;
•	risks incident to vessel operation, including accidents and discharge of pollutants;
•	unanticipated changes in laws and regulations; increases in costs of operation;
•	drydocking schedules differing from those previously anticipated;
•	our ability to attract and retain experienced, qualified and skilled crewmembers;
•	changes in credit risk of counterparties, including shipyards, suppliers and financial lenders;
•	delays (including failure to deliver) or cost overruns in the building of new vessels or the conversion of existing vessels for other uses; the cost and availability of insurance coverage;
•	the availability of suitable vessels for acquisition or chartering-in on terms we deem favorable;
•	changes in the pooling arrangements in which we participate, including withdrawal of participants or termination of such arrangements;
•	estimates of future costs and other liabilities for certain environmental matters and compliance plans; and
•	projections of the costs needed to develop and implement our strategy of being a market leader in the segments in which we compete.

We assume no obligation to update or revise any forward-looking statements. Forward-looking statements in this prospectus and written and oral forward-looking statements attributable to us or our representatives after the date of this prospectus are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by us with the Securities and Exchange Commission. Please read the “Risk Factors” incorporated by reference in this prospectus for a list of important factors that could cause our actual results of operations or financial condition to differ from the expectations reflected in these forward-looking statements.

OVERSEAS SHIPHOLDING GROUP, INC.

We are one of the world’s leading bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. At December 31, 2009, the Company owned or operated a modern fleet of 106 vessels (aggregating 10.9 million deadweight tons and 864,800 cubic meters) of which 84 vessels operated in the international market and 22 operated in the U.S. Flag market. OSG’s newbuilding program of owned and chartered-in vessels totaled 23 International and U.S. Flag vessels, bringing the Company’s total owned, operated and newbuild fleet to 129 vessels. Our vessel operations are organized into strategic business units and focused on market segments: crude oil, refined petroleum products, U.S. Flag and gas. The International Flag Crude Tanker unit manages International Flag ULCC, VLCC, Suezmax, Aframax, Panamax and Lightering tankers; the International Flag Product Carrier unit principally manages LR1 and MR product carriers and the U.S. Flag unit manages most U.S. Flag vessels. Through joint venture partnerships, we operate four LNG carriers and, beginning in 2010, two Floating Storage and Offloading service vessels. Dedicated chartering and commercial personnel manage specific fleets while our technical ship management operations and corporate departments support our global operations.

We were incorporated in the State of Delaware in July, 1969. Our headquarters are located at 666 Third Avenue, New York, NY 10017, and our phone number is (212) 953-4100. Our website address is: www.osg.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

RISK FACTORS

Investing in securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described in “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 and subsequent filings containing updated disclosures of such factors, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

Year Ended
December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005
1.33x	2.66x	2.37x	4.51x	4.93x

The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, divided by fixed charges. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of securities covered by this prospectus for general corporate purposes, which may include working capital needs, repayment of indebtedness, capital expenditures and acquisitions.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

We may offer senior unsecured general obligations, which we refer to as the “debt securities” in this section. The debt securities will be issued from time to time under an indenture and applicable supplemental indenture, if any, with respect to any series of debt securities between Overseas Shipholding Group, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture and any supplemental indenture are technical documents with terms that have defined meanings. A prospectus supplement will contain a summary of the indenture and any applicable supplemental indenture. We urge you to read the indenture, any applicable supplemental indenture and the accompanying prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The form of indenture is filed as an exhibit to this registration statement.

General

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.

Brief Description of the Senior Debt Securities

The debt securities will:

•	be our unsecured general obligation;
•	rank senior in right of payment to all of our subordinated indebtedness;
•	rank equally in right of payment with all of our other senior indebtedness;
•	be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated to, which means they rank behind, all of the liabilities of our subsidiaries.

We will pay principal and interest on the debt securities at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the debt security holders at their respective addresses as set forth in the register of debt securities. All payments with respect to global debt securities, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global debt securities. Until otherwise designated by us, our office or agency in New York will be the office of the trustee or an affiliate thereof maintained for payment purposes.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;
•	the total principal amount offered;
•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;
•	the maturity date or dates;
•	the rate at which the debt securities will bear interest, if any, and the interest payment dates;
•	if the debt securities are original issue discount debt securities, the yield to maturity;
•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;
•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•	the terms and conditions on which we may optionally redeem the debt securities;
•	the terms and conditions on which we may be required to redeem the debt securities;
•	any obligation for us to redeem, purchase or repay the debt securities at the option of a holder upon the happening of an event other than a change of control and certain sales of assets, which are specified in the indenture, and the terms and conditions of redemption, purchase or repayment;
•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;
•	any changes in or additions to the covenants applicable to the particular debt securities being issued;
•	any additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal and interest, if any, with respect to such securities to be due and payable;
•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;
•	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series; and
•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

PLAN OF DISTRIBUTION

We may offer the securities only by and through underwriters in firm commitment underwritings.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any of the underwriters, the public offering price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to the underwriters.

Securities offered by this prospectus may be acquired by underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In compliance with FINRA guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

We may agree to indemnify underwriters who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The senior debt securities offered under this prospectus and any applicable prospectus supplement will have no established trading market. Any underwriters to whom such offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered senior debt securities will not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Proskauer Rose LLP in New York, New York. Any underwriters will be advised about issues related to any offering by their own legal counsel.

EXPERTS

The financial statements of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 2009 and for the year ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 incorporated in this prospectus by reference to Overseas Shipholding Group, Inc’s Annual Report on Form 10-K, for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, cash flows, and changes in equity for each of the two years in the period ended December 31, 2008, included in Overseas Shipholding Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part, in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

$300,000,000

Overseas Shipholding Group, Inc.

8 1/8% Senior Notes Due 2018

PROSPECTUS SUPPLEMENT

March 24, 2010

Citi

Morgan Stanley

HSBC

Deutsche Bank Securities

DnB NOR Markets

Goldman, Sachs & Co.

ING